EXHIBIT 10.22

[NAME]

INDIVIDUAL PERFORMANCE-BASED INCENTIVE GRANT

20xx-20xx

PURPOSE

Incentives under this award are designed to provide a meaningful motivation and reward for [performance objective] in [Line of Business (“LOB”) General Metric] over the next [x] years through the delivery of an equity-based award using Restricted Stock Units (“RSUs”) under The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit, and Long-Term Incentive Plan (the “Plan”), provided certain performance objectives are met.

Long-term incentive (LTI) compensation provides a method for linking the compensation of key executives to the long-term results of The Phoenix Companies, Inc. (the “Company”) and to the drivers of shareholder value, thereby aligning your interests with the interests of shareholders.

BASIC GRANT CONCEPTS

This grant is a Long-Term Performance Unit grant. It provides a grant of RSUs at the beginning of the [x]-year period ending [month day, 20xx] (the “Performance Cycle”) that represents the Target RSUs to be earned at the end of the Performance Cycle, provided certain performance objectives are met. An RSU represents the right to receive one share of The Phoenix Companies, Inc. common stock (“PNX Stock”). The Target RSUs are based on a $[x] target award divided by the Company's closing stock price as of [date of grant] ($xx.xx). The number of RSUs actually earned, if any, at the end of the Performance Cycle may be higher or lower than the Target RSUs, depending on the extent to which the performance objectives are achieved. The maximum RSUs are set at [xxx%] of Target RSUs. The ultimate value of the award depends on both the number of RSUs earned and the Company's closing stock price at the end of the Performance Cycle.

Award Summary
Type of Award	Performance Cycle	Performance Criteria	Target Award Value	Target RSUs Awarded	Maximum RSUs
Performance-Based RSUs	20xx-20xx	General Metric (see details below)	[$]	[#] (1)	[#] (xxx% of Target)
(1) Determined by dividing the Target Award Value by the closing stock price on [date of grant].

Performance Criteria

The number of RSUs actually earned at the end of the Performance Cycle will be based on the achievement of the following performance criteria:

Performance Criteria and Award Calculation
Performance Period 20xx-20xx
Line of Business Goal(s)	Performance Metric	Award Payment
Goal 1		x% of Target Units
Goal 2		xx% of Target Units
Goal 3		xxx% of Target Units
…… (as needed)
Details of the Line of Business Metric

Determination of Final Award

The final RSU award determination will be made in the first quarter following the end of the Performance Cycle based on actual performance results.  Award results must be approved by the CEO, the Board of Directors, or the Committee, as required, including any reduction to awards if circumstances warrant (e.g. initial targets are deemed too low or events not core to the business create a favorable result).

Payment of Awards and Retention Requirements

The number of RSUs earned, if any, will convert into shares of PNX Stock in the first quarter of 20xx, immediately following final award determination.  Receipt of PNX Stock is taxable as ordinary income in the year received. Also, you will be required to hold a fixed percentage of the shares of PNX Stock received based upon your share ownership and retention guidelines, and you will be able to sell the remaining shares upon receipt.

Deferring Awards

The Company may provide you an opportunity to defer some or all of your award.  You will be notified of any such opportunity before the date required to effect a proper deferral election with respect to your award.

Termination During the Performance Cycle

If you terminate employment with the Company during this Performance Cycle due to death, Disability or Approved Retirement (as these terms are defined under the Plan), your final award will be determined by prorating the percentage of the target earned, if any, according to the number of months that you were actively at work during the Performance Cycle.  You will receive full credit for your last month even if you only worked part of that month.  Any such RSUs will be delivered to you as soon as practicable following the determination of performance results (or later if subject to a deferral election), and will not be subject to the retention requirements. In the event of your death, any shares of PNX Stock that would have been issuable shall be delivered to your beneficiary pursuant to the terms of the Plan as soon as practical following the determination of results.

If your employment with the Company is terminated during the Performance Cycle for any other reason, you will not receive any RSUs in connection with this incentive.

Change of Control

Notwithstanding the above, in the event of a Change of Control (as defined under the Plan), the Plan will govern the treatment of this award, unless you have a Change of Control Agreement.

Impact on Benefits

Long-term incentive payments made under the Plan will not be used for determining pay-related benefits under either qualified or nonqualified benefit plans maintained by the Company.

Administration

The Committee is responsible for the administration of the Plan.  Subject to the terms of the Plan, the Committee is authorized to interpret, prescribe, amend and rescind rules relating to the Plan, and to make all other determinations necessary to carry out the terms of the Plan, including, but not limited to (1) determination of any eligibility rules or conditions that may be required to be satisfied (consistent with the terms and purposes of the Plan) following the Performance Cycle but prior to the award payment date (such as, for example, a requirement that Participants are actively at work and in good standing with the Company on the award payment date), and (2) any determinations, amendments, or rules the Committee deems necessary or desirable to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and pronouncements thereunder, regardless of whether any such amendment would cause a reduction, delay, or cessation of an award accrued prior to the adoption of such amendment.

Governing Plan Document

The grant of RSUs to be earned under this Performance Cycle, and any corresponding RSUs or PNX Stock actually issued in connection with this incentive cycle, are governed by the terms of the Plan. Any inconsistency between this document and that of the Plan will be governed by the Plan.